Addendum No. 1 to Fact Sheets listed in the table beginning on page A-1	Filed Pursuant to Rule 433 Registration Statement No. 333-218604-02 October 5, 2018

This Addendum

No. 1 to the Fact Sheets listed in the table beginning on page A-1 amends, restates and supersedes the expected Settlement Date of the securities set forth in the Fact Sheets. None of the other terms of the securities are affected by this Addendum No. 1.

The expected Settlement Date for the following securities is October 30, 2018.

Fact Sheet (Title of Securities)	Date of Fact Sheet	Tranche	CUSIP
Buffered Accelerated Return Equity Securities due December 2, 2019	September 26, 2018	K1107	22551LCG3
5.75% - 7.75% per annum Contingent Coupon Autocallable Yield Notes due January 31, 2020	September 26, 2018	U3280	22551LCN8
5.75% - 7.75% per annum Contingent Coupon Autocallable Yield Notes due January 31, 2020	September 26, 2018	U3281	22551LCQ1
6.00% - 8.00% per annum Contingent Coupon Autocallable Yield Notes due April 30, 2020	September 26, 2018	U3273	22551LCD0
7.25% - 9.25% per annum Contingent Coupon Autocallable Yield Notes due April 30, 2020	September 27, 2018	U3288	22551LCX6
9.00% − 11.00% per annum Contingent Coupon Autocallable Yield Notes due October 30, 2020	September 27, 2018	U3292	22551LDH0
CS Notes due April 29, 2021	September 27, 2018	G160	22551LDT4
5.75% - 7.75% per annum Contingent Coupon Callable Yield Notes due October 31, 2023	September 26, 2018	U3276	22551LCL2
Digital Plus Barrier Notes due October 31, 2023	September 27, 2018	T1416	22551LDB3
Accelerated Barrier Notes due October 31, 2023	September 27, 2018	T1413	22551LCY4
6.00% - 8.00% per annum Autocallable Yield Notes due January 31, 2020	September 27, 2018	U3293	22551LDL1
Absolute Return Barrier Securities due October 31, 2023	September 27, 2018	T1422	22551LDP2
9.25% - 11.25% per annum Contingent Coupon Callable Yield Notes due October 31, 2023	September 27, 2018	U3295	22551LDQ0
CS Notes due October 31, 2023	September 27, 2018	G161	22551LDS6
10.00% - 11.00% per annum Contingent Coupon Autocallable Yield Notes due October 29, 2021	September 28, 2018	U3305	22551LE71

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Buffered Return Equity Securities due October 31, 2023	October 1, 2018	K1113	22551LEB2
Buffered Return Equity Securities due October 31, 2023	September 28, 2018	K1112	22551LEA4
Step-Up Contingent Coupon Callable Yield Notes due October 29, 2021	September 28, 2018	U3299	22551LDW7
Digital Buffered Notes due April 29, 2022	October 1, 2018	K1114	22551LED8

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